EXHIBIT 10.72



                              TBC MANAGEMENT, LTD.

                     AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

                                 March 13, 2002


         THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (the "Second Amendment") is made effective as of the Effective Time (as such term is defined below), and is made a part of and should be attached to that certain Letter Agreement dated November 16, 1999, as amended by an Amendment to Employment Agreement dated April 5, 2001 (such agreement, as so amended being referred to herein as the "Agreement") by and between Ronnie L. Spradling ("Employee") and TBC Management, Ltd., a Texas limited partnership (the "Company") and agreed to and accepted by Travis Boats & Motors, Inc., a Texas corporation ("Travis Boats"). Terms used herein and otherwise defined shall have the meaning subscribed in the Agreement.

         WHEREAS, Tracker Marine, L.L.C., through itself or an affiliate ("Tracker"), is contemplating an investment in Travis Boats consisting of the purchase of securities of Travis Boats in one or more tranches with an aggregate value of approximately $8 million, which such securities shall include shares of 6% Series A Cumulative Convertible Preferred Stock (the "Series A Preferred") and Warrants, pursuant to that certain Preferred Stock and Warrant Purchase Agreement dated as of March 13, 2002 by and between Tracker and Travis Boats (the "Purchase Agreement") (collectively, with the issuance of securities of Travis Boats pursuant to the conversion of the Series A Preferred and the exercise of the Warrants, the "Equity Investment"); and

         WHEREAS, Tracker is unwilling to make the Equity Investment in light of certain provisions of the Agreement with the Employee, namely, the Employee's right to receive certain severance payments following, and conditioned on, a Change of Control of Travis Boats; and

         WHEREAS, the Employee has a direct interest in the success of Travis Boats, and accordingly, believes that the potential benefits to be derived by Travis Boats as a result of the Equity Investment would redound to and directly benefit the Employee; and

         WHEREAS, the Equity Investment itself may constitute, and the election of directors as contemplated pursuant to the Equity Investment may result in, a Change of Control; and

         WHEREAS, to induce Tracker to make the Equity Investment in Travis Boats, the Employee is willing to forego his rights to such severance payments that may be triggered by the consummation of the Equity Investment.

         NOW, THEREFORE, the parties to the Agreement hereby agree that effective upon the Effective Time:

         1. Neither the Equity Investment (nor any aspect thereof, including, without limitation, additional investments by Tracker in Travis Boats so long as Tracker and its affiliates own less than a majority on a fully diluted basis) nor the exercise, by any holder of Series A Preferred issued in connection with or resulting from the Equity Investment, of the right to elect and/or designate certain persons to the board of directors of Travis Boats as set forth in the Statement of Designations relating to the Series A Preferred (the "Director Election Rights") shall constitute a Change of Control. If a Change of Control occurs, from or after the date hereof to the termination of this Second Amendment, as a result of an action taken or event caused by Tracker Marine, L.L.C. and/or any of its affiliates, (i) the maximum change of control payment you will receive will be equal to one month of salary for each one year of service to the Company and (ii) the sixty day period within which you may resign shall begin upon your receipt of written notice of such change of control.

         2. The Equity Investment and the exercise of the Director Election Rights shall not otherwise affect or change any of Employee's rights under the Agreement.

         3. This waiver does not extend to any event subsequent to the consummation of the Equity Investment, other than the additional investments contemplated by Section 1 of this Amendment and subsequent exercises of the Director Election Rights, and any such events shall have the effects and remedies specified in the Agreement.

         4. Section 9(d) of the Agreement shall be amended by deleting the first parenthetical set forth therein, and replacing it with the following:

                  "(including expiration of a term of this Letter Agreement if the Board of Directors of the Company has not submitted to you a "bona fide proposal" for continued employment prior to the expiration of such term)"

         5. Section 9(d) of the Agreement shall be further amended by adding the following sentence to the end of such section:

                  "For purposes of this Section 9(d), the term "bona fide proposal" shall mean a proposal made in good faith for the continued employment of Employee for a term of three years; provided however, that a proposal that adversely affects your current title or job description, reduces your current salary or changes the location of employment shall not be deemed a bona fide proposal. Moreover, such a proposal shall provide for (i) a two year extension to certain non-qualified stock options granted to you in 1995, (ii) a severance package, in lieu of the severance package provided in this Agreement, that will pay to you (A) upon a termination without cause, the greater of the amount of salary payable during the then remaining portion of the term of employment as if you had not been terminated or one month of severance for each year of service to the Company, and (B), upon a termination with cause or if you resign, no severance, (iii) change of control provisions substantially similar to such provisions currently in this Agreement, except that, if the action or event that triggers a change of control payment is an action taken or event caused by Tracker Marine, L.L.C. and/or any of its affiliates, (X) the percentage trigger shall be 50% plus one share of the common stock of Travis Boats, determined on a fully diluted basis, (Y) the maximum change of control payment you will receive will be equal to one month of salary for each one year of service to the Company and (Z) the sixty day period within which you may resign shall begin upon your receipt of written notice of such change of control and (iv) such other terms, which when taken as a whole, have an aggregate benefit materially comparable to the aggregate benefit of the other terms of this Agreement, taken as a whole."

         6. On or before the date of the Second Closing, the terms and conditions of the Agreement may not be amended or changed in any way, nor shall any renewals or extensions of this Agreement be approved or new employment agreements with Employee be entered into, nor shall the directors of Travis Boats or the Company approve any of the foregoing, without, in each case, the prior written consent of Tracker.

         7. Employee hereby foregoes all rights and entitlement, if any, with respect to certain stock options referenced in the minutes of the Travis Boats Compensation Committee meeting dated February 5, 2002 to which the Employee otherwise may have been entitled and acknowledges his understanding and agreement that he shall not be granted such stock options.

         8. As soon as is reasonably practicable, Travis Boats shall, upon obtaining the approval of its board of directors and subject to availability under existing stock option plans, grant to Employee an option to purchase 10,000 shares of the common stock of Travis Boats, at a per share exercise price equal to the fair market value of one share of common stock of Travis Boats on the date of grant and on such other terms as the board of directors of Travis Boats may determine.

         9. This Second Amendment is conditioned upon the consummation of the initial investment that is a part of the Equity Investment (the "Effective Time"), at which time this Second Amendment shall automatically, and without further action on the part of any party, become effective. This Second Amendment shall terminate if the Purchase Agreement is terminated in accordance with
Section 9 thereof.

         7. This Second Amendment is for the benefit of Tracker, and Tracker, as a third party beneficiary hereof, shall be entitled to enforce the Agreement, as amended hereby, as though a party to the Agreement, as amended hereby.

               [Remainder of page blank; signature page to follow]

         Executed by the undersigned this 13th day of March, 2002, and shall be effective at, and subject to the occurrence of, the Effective Time.


                                        TBC MANAGEMENT, LTD.



                                        By:
                                           ------------------------------------
                                        Title:
                                              ---------------------------------


                                        EMPLOYEE


                                        ---------------------------------------


Agreed to and accepted this 13th day of March, 2002.

TRAVIS BOATS & MOTORS, INC.


By:
    -------------------------------------------------
Title:
      -----------------------------------------------


By:
    -------------------------------------------------

Title: Chairman of the Compensation Committee of the Board of Directors